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                                  EXHIBIT 11
                      FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                 6 Months            6 Months
(Dollars in thousands, except per share data)                      June                June
                                                                   1998                1997
                                                               ------------      ------------
      BASIC:

          Weighted Average Common shares Outstanding             37,171,745        38,418,254

          Net Income                                                 35,457           (68,752)


          Less Preferred Stock Dividend, Net of Tax                  (1,892)           (1,881)
                                                               ------------      ------------

          Net Income Available to Common Shareholders           $    33,565          ($70,633)


BASIC EARNINGS PER COMMON SHARE                                       $0.90            ($1.84)


      DILUTED:

          Weighted Average Common Shares Outstanding             37,171,745        38,418,254

          Adjustments for assumed conversion of convertible
            preferred stock and common stock options              4,317,437         4,110,418
                                                               ------------      ------------
                                                                 41,489,182        42,528,672

          Net Income                                            $    35,457          ($68,752)


          Additional ESOP Contribution, Net of Tax                     (818)             (932)

          Adjusted Net Income                                   $    34,639          ($69,684)


DILUTED EARNINGS PER SHARE                                           $0.83            ($1.64)
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Note:  Due to the anti-dilutive effect of the net loss in 1997, basic earnings per share is reported for both basic and diluted earnings per share.